UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2010

HEARTLAND PAYMENT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or other jurisdiction of incorporation or organization)	(Commission File No)	(I.R.S. Employer Identification Number)

90 Nassau Street, Princeton, New Jersey 08542

(Address of principal executive offices) (Zip Code)

(609) 683-3831

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 7, 2010, Heartland Payment Systems, Inc. (“HPS”), Heartland Bank (“Heartland Bank”), KeyBank National Association (“KeyBank,” and, together with Heartland Bank, the “Sponsor Banks”), and Visa U.S.A. Inc., Visa International Service Association and Visa Inc. (collectively, “Visa”) entered into a settlement agreement (the “Settlement Agreement”) to resolve potential claims and other disputes among HPS, the Sponsor Banks and Visa with respect to the potential rights and claims of Visa and certain issuers of Visa-branded credit and debit cards related to the previously announced criminal breach of HPS’s payment systems environment (the “Processing System Intrusion”) during which Visa payment card account data may have been at risk of being stolen. The maximum potential aggregate amounts payable (the “Settlement Amounts”) pursuant to the Settlement Agreement will not exceed $60,000,000, including Visa’s crediting towards the Settlement Amounts the $780,000 of fines related to the Processing System Intrusion previously collected by Visa from the Sponsor Banks and in turn collected by the Sponsor Banks from HPS. As a result, the maximum aggregate Settlement Amounts further payable by the Sponsor Banks and reimbursable by HPS to the Sponsor Banks will not exceed $59,220,000. The Settlement Agreement also contains mutual releases between HPS and the Sponsor Banks, on the one hand, and Visa on the other, of claims relating to the Processing System Intrusion. Significant portions of the estimated costs of this settlement are already reflected in the charge related to the Processing System Intrusion that HPS booked in its fiscal 2009 third quarter. The consummation of the settlement is subject to the conditions described below.

Under the Settlement Agreement, recovery offers (the “Settlement Offers”) will be made to certain Visa issuers (the “eligible Visa issuers”) who issued payment card accounts that were the subject of the alerts that Visa distributed to its issuers in connection with the Processing System Intrusion. The Settlement Offers will be made to eligible Visa issuers on January 14, 2010 and must be accepted on or before 5:00 p.m., Pacific Time, on January 29, 2010. Visa will recommend the Settlement Offers, and communicate their details, to the eligible Visa issuers. Each Settlement Offer will make available to the eligible Visa issuer in question a recovery payment in substitution for whatever recovery the issuer might be entitled to pursuant to the Visa operating regulations or otherwise of costs and losses allegedly incurred by the issuer by reason of the Processing System Intrusion.

Consummation of the settlement is conditioned on acceptance of the Settlement Offers on or before 5:00 p.m., Pacific Time, January 29, 2010 by eligible Visa issuers representing at least 80% of the U.S. alerted-on accounts of all the eligible Visa issuers. If the settlement is consummated, accepting issuers will be paid their recovery amounts pursuant to the Settlement Offer by February 25, 2010, and each accepting issuer will irrevocably waive the accepting issuer’s right to assert against HPS, the Sponsor Banks and Visa, and will fully and finally release each of them from, all claims such issuer may have that relate to or arise out of the Processing System Intrusion.

The consummation of the settlement is also subject to the condition that Visa’s ruling on the Sponsor Banks’ appeals from Visa’s preliminary determination of the amount of the Sponsor Banks’ liability under Visa’s rules by reason of the Processing System Intrusion must, among other things, result in eligible Visa issuers who do not accept their Settlement Offers being awarded and paid no more than a specified amount under those rules. A further condition to the consummation of the settlement is that HPS obtain a loan of at least $53,000,000, the proceeds of which will be used by HPS to fund the Settlement Amounts.

The Settlement Agreement can be terminated by any of Visa, the Sponsor Banks or HPS at any time prior to the consummation of the settlement if the settlement has not been consummated on or before March 5, 2010, unless the settlement has not been consummated as a result of one or more breaches or violations of, or material inaccuracies in, any covenant, agreement, representation or warranty of the terminating party contained in the Settlement Agreement. The Settlement Agreement can also be terminated at any time prior to the consummation of the settlement (i) by mutual written consent of the parties, (ii) upon a material breach of the Settlement Agreement by a non-terminating party, (iii) by any of Visa, HPS or the Sponsor Banks on or before February 16, 2010 if the required ruling on the Sponsor Banks’ appeals is not received from Visa on or before February 11, 2010 and (iv) by Visa on or before February 10, 2010 if HPS does not come to an agreement on the terms of the loan used to fund the Settlement Amounts and advise Visa of such agreement on or before February 8, 2010.

The description of the Settlement Agreement set forth above is qualified in its entirety by reference to the actual terms of the Settlement Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release issued by HPS and Visa relating to the Settlement Agreement is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Settlement Agreement among Heartland Payment Systems, Inc., Heartland Bank, KeyBank National Association, Visa U.S.A. Inc., Visa International Service Association and Visa Inc. dated January 7, 2010

99.1	Press Release of Heartland Payment Systems, Inc. and Visa Inc. dated January 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2010

Heartland Payment Systems, Inc.
(Registrant)

	By:	/S/ ROBERT H.B. BALDWIN, JR.
Robert H.B. Baldwin, Jr.
President and Chief Financial Officer